PRESS RELEASE

FOR IMMEDIATE RELEASE

NEW SAVEDAILY, INC., PRESIDENT TO EXPAND RESPONSIBILITIES

Seal Beach, CA.  SaveDaily [OTCBB: SAVY], which completed a merger with Nine Mile Software on August 23, 2011, announced expansion of responsibilities for Gregory D. Vacca CFP®, CLU who joined SaveDaily.com, Inc in May 2011, according to Harry S. Dent, Jr., the company’s Chairman.  “We are fortunate,” Mr. Dent noted, “to secure the caliber and experience Greg brings to SaveDaily at this important time of company growth and expansion.”

Mr. Vacca was confirmed as President of SaveDaily, Inc. and will focus upon business development and expansion of infrastructure to implement rapidly the company’s innovative services and products with new institutional partners.   He will also oversee the Registered Investment Advisory services of the company.  SaveDaily.com, Inc., the operating entity for SaveDaily, Inc., is a Registered Investment Advisor with the Securities and Exchange Commission.

Mr. Vacca has had extensive financial services experience with senior management positions in First Nationwide Investments, Cal Fed Investments and US Bancorp Investments, in addition to consulting with major insurance, investment and retail financial institutions.  His industry service includes serving as Director/President of the Financial Institutions Insurance Association (1995-2002), President/Director of the Bank Insurance and Securities Association (2002-2006),  and Trustee for the National Association of Insurance and Financial Advisors (2002-2003).   Within the technology arena, Mr. Vacca was a Principal/Founder of the CoreLink Group which provided a trading platform for investment representatives within retail banks and was President and CEO of EncounterPro Healthcare and WiFiMed Holdings which provided electronic health records to ambulatory care physicians.

Mr. Vacca lives in Newport Beach and will work in the company’s corporate offices in Seal Beach, CA.  Jeffrey W. Mahony, SaveDaily’s Founder, will remain as CEO and continue to guide the expansion of product applications for financial institution partners serving the investment needs of the mass market.

About SaveDaily:

SaveDaily offers investments and record-keeping services to its intermediary partners, as well as directly to clients through a variety of white-labeled interfaces. SaveDaily owns its proprietary financial services platform which has been in production for about three years, helping financial intermediaries succeed in bringing suitable and affordable investment services to everyday savers and investors.  SaveDaily, through its financial services partners, has the capability of making virtually all mutual funds available to its clients. SaveDaily conducts its business through its wholly owned subsidiary, SaveDaily.com, Inc which is headquartered in Seal Beach, California.

Forward Looking Statements

This release contains forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the matters and transactions considered by SaveDaily may not proceed as contemplated, and by all other matters specified in SaveDaily's filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. SaveDaily does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the SaveDaily's filings with the Securities and Exchange Commission, including its most recent periodic report filed on August 30, 2011.

CONTACT:

Jeffrey W. Mahony
Chief Executive Officer
3020 Old Ranch Parkway, Suite 140
Seal Beach, CA 90740
Phone: 562 795 7500